Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of SolarWindow Technologies, Inc. on Form S-1 (File No. 333-282721), of our report dated November 20, 2024 with respect to our audit of the financial statements of SolarWindow Technologies, Inc. as of August 31, 2024 and 2023 and for each of the two years in the period ended August 31, 2024, which report is included in this Annual Report on Form 10-K of SolarWindow Technologies, Inc. for the year ended August 31, 2024.

/s/ PKF O’Connor Davies, LLP

New York, New York

November 20, 2024

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